SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                       January 19, 1999 (January 4, 1999)

                           IRON MOUNTAIN INCORPORATED
             (Exact name of registrant as specified in its charter)

     Delaware                     0-27584                 04-3107342
 (State or other                (Commission             (IRS Employer
jurisdiction of                  File Number)         Identification No.)
incorporation)


                               745 Atlantic Avenue
                           Boston, Massachusetts 02111
          (Address of principal executive offices, including zip code)




                                 (617) 535-4766
              (Registrant's telephone number, including area code)


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Item 2.  Acquisition or Disposition of Assets.

         On January 4, 1999, Iron Mountain Incorporated ("Iron Mountain"), through a wholly owned subsidiary, purchased a majority interest in Britannia Data Management Limited, a corporation formed under the laws of England and Wales ("BDM"), from Mentmore Abbey plc pursuant to an Agreement, dated as of December 2, 1998, between Iron Mountain and Mentmore Abbey plc. The acquisition will be accounted for as a purchase and BDM will be included in Iron Mountain's consolidated financial results from the date of acquisition.

         Consideration for the 50.1 percent interest in BDM was $47.7 million and was comprised of cash and the capital stock of Arcus Data Security Limited ("ADS"), Iron Mountain's existing data security business in London. The funds used for the consideration were comprised of borrowings under Iron Mountain's $250 million revolving credit facility, dated September 27, 1997, as amended, among Iron Mountain, various financial institutions and The Chase Manhattan Bank, as administrative agent for such lenders.

         The assets acquired by Iron Mountain included real property, tangible personal property (consisting primarily of office equipment, furniture and fixtures, motor vehicles, racking and shelving) and intangible personal property regularly used in BDM's records management business. Iron Mountain intends to use the acquired property and equipment in the operation of its records management business in the United Kingdom.

Item 7.  Financial Statements and Exhibits

(a) In accordance with Item 7(a)(4) of Form 8-K, the required financial statements will be filed, by amendment to this Form 8-K, on or before March 22, 1999.

(b)      See preceding response.

(c)      Exhibits.

Exhibit No.                Item

2.1 Agreement, dated as of December 2, 1998, by and between Iron Mountain and Mentmore Abbey plc.

10.1 Amendment No. 2 to the Second Amended and Restated Credit Agreement, dated as of November 9, 1998, among Iron Mountain, the lenders party thereto and The Chase Manhattan Bank, as Administrative Agent.

10.2 Strategic Alliance Agreement, dated as of January 4, 1999, by and among Iron Mountain, Iron Mountain (U.K.) Limited, BDM and Mentmore Abbey plc.

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



                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  IRON MOUNTAIN INCORPORATED
                                  (Registrant)



                                  By:  /s/  Jean A. Bua
                                       Jean A. Bua
                                       Vice President and Corporate Controller


Date:   January 19, 1999




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